UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037
(Address of principal executive offices) (Zip Code)

(858) 550-7500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 23, 2014, we entered into a License Agreement (the “Agreement”) with TG Therapeutics, Inc. (“TGTX”). Under the Agreement, we granted TGTX an exclusive worldwide license for the development and commercialization of our interleukin-1 receptor associated kinase-4 (“IRAK-4”) inhibitor technology. Our IRAK-4 inhibition program currently is in preclinical development for potential use against certain cancers and autoimmune diseases.

Under the terms of the Agreement, we are receiving 125,000 shares of TGTX common stock, valued at approximately $1 million, as an upfront license fee.

We will also be eligible to receive, under the Agreement, potential milestone payments of up to approximately $207 million upon achievement of specific clinical, regulatory and commercial milestone events.

In addition, the Agreement entitles us to receive royalties on TGTX’s future net sales of licensed products containing IRAK-4 inhibitors. The basic royalty rate for licensed products covered by our issued patents will be 6% for annual sales of up to $1 billion and 9.5% for annual sales in excess of that threshold; and the basic rate for licensed products not covered by our issued patents will be 4.5%, subject to possible increase or decrease.

IRAK-4 is a serine/threonine protein kinase that is a key downstream signaling component of the interleukin-1 receptor and multiple toll-like receptors. Signaling through IRAK-4 is important for both innate immunity and inflammation. We believe our proprietary compounds can selectively and potently inhibit IRAK-4 activity. IRAK-4 inhibitors may have therapeutic potential in oncology (including against certain b-cell lymphomas) and a number of autoimmune diseases. We originally acquired the rights to the IRAK-4 inhibition program at a discovery stage via our 2008 acquisition of Pharmacopeia, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED
Date: June 24, 2014	By: /s/ Charles S. Berkman Name: Charles S. Berkman Title: Vice President, General Counsel and Secretary